Exhibit 2.6

Vigor Alimentos S.A January 20, 2012 and December 31, 2011

KPMG Auditores Independentes	Central Tel	55 (11) 2183-3000
R. Dr. Renato Paes de Barros, 33	Fax Nacional	55 (11) 2183-3001
04530-904 - São Paulo, SP - Brasil	Internacional	55 (11) 2183-3034
Caixa Postal 2467	Internet	www.kpmg.com.br
01060-970 - São Paulo, SP - Brasil

Independent auditor’s report

To

The Board of Directors and Shareholders of

Vigor Alimentos S.A.

São Paulo – SP

Report on the Financial Statements

We have audited the accompanying individual and consolidated financial statements of Vigor Alimentos S.A. (“Company”), which comprises the statement of financial position as of January 20, 2012, and the respective changes in equity and cash flows for the period of 20 days then ended, and a summary of significant accounting policies and other notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the individual financial statements in accordance with accounting practices adopted in Brazil and the consolidated financial statements in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board - IASB and in accordance with accounting practices adopted in Brazil, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Brazilian and International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements taken as a whole.

KPMG Auditores Independentes, uma sociedade simples brasileira e firma-membro da rede KPMG de firmas-membro independentes e afiliadas à KPMG International Cooperative (“KPMG International”), uma entidade suíça.	KPMG Auditores Independentes, a Brazilian entity and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on Individual Financial Statements

In our opinion, the individual financial statements present fairly, in all material respects, the financial position of Vigor Alimentos S.A. as of January 20, 2012 and its cash flows for the period of 20 days then ended in accordance with accounting practices adopted in Brazil.

Opinion on Consolidated Financial Statements

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Vigor Alimentos S.A. as of January 20, 2012 and its cash flows for the period of 20 days then ended in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board - IASB and in accordance with accounting practices adopted in Brazil.

Other Matters

Financial statements framework

As described in note 2.c., on January 17, 2012, the Company was capitalized by its parent company JBS S.A. through the capital increase and assignment of its investment in S.A. Fábrica de Produtos Alimentícios Vigor considering the book value of its investment as of December 31, 2011 as the basis of capitalization. Prior to January 17, 2012, the Company had no operations. Thus, the consolidated financial statements referred above do not include the related consolidated statements of income, cash flows and value added for the period of 20 days ended in January 20, 2012 because they are identical to their individual financial position.

The accompanying financial statements have been translated into English for the convenience of readers outside Brazil.

São Paulo, January 23, 2012

KPMG Auditores Independentes
CRC 2SP014428/O-6

Orlando Octávio de Freitas Júnior Contador CRC 1SP178871/O-4

Vigor Alimentos S.A

Balance sheets

(In thousands of Reais)

	Company		Consolidated
	January 20, 2012	December 31, 2011	January 20, 2012	December 31, 2011

ASSETS

CURRENT ASSETS

Cash and cash equivalents (Note 4)	5	5	321.685	5
Trade accounts receivable, net (Note 5)	—	—	149.068	—
Inventories (Note 6)	—	—	111.406	—
Recoverable taxes (Note 7)	—	—	111.683	—
Prepaid expenses	—	—	1.352	—
Other current assets	—	—	11.715	—

TOTAL CURRENT ASSETS	5	5	706.909	5

NON-CURRENT ASSETS

Long-term assets

Credit with related parties (Note 8)	—	—	—	—
Judicial deposits and others	—	—	52.458	—
Recoverable taxes (Note 7)	—	—	166	—

Total long-term assets	—	—	52.624	—

Investments in subsidiaries (Note 9)	330.427	—	—	—
Property, plant and equipment, net (Note 10)	—	—	422.062	—
Intangible assets, net (Note 11)	860.946	—	866.334	—

	1.191.373	—	1.288.396	—

TOTAL NON-CURRENT ASSETS	1.191.373	—	1.341.020	—

TOTAL ASSETS	1.191.378	5	2.047.929	5

	Company		Consolidated
	January 20, 2012	December 31, 2011	January 20, 2012	December 31, 2011

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Trade accounts payable (Note 12)	—	—	108.693	—
Loans and financings (Note 13)	—	—	136.627	—
Payroll, social charges and tax obligation (Note 14)	—	—	43.771	—
Income tax payable	—	—	1.776	—
Other current liabilities	—	—	16.086	—

TOTAL CURRENT LIABILITIES	—	—	306.953	—

NON-CURRENT LIABILITIES

Loans and financings (Note 13)	—	—	189.795	—
Payroll, social charges and tax obligation (Note 14)	—	—	255.618	—
Deferred income taxes (Note 16)	—	—	48.467	—
Provision for lawsuits risk (Note 15)	—	—	55.558	—
Other non-current liabilities	—	—	160	—

TOTAL NON-CURRENT LIABILITIES	—	—	549.598	—

SHAREHOLDERS’ EQUITY (Note 17)

Capital stock	1.191.378	5	1.191.378	5
Capital reserve	—	—	—	—
Valuation adjustments to shareholders equity in subsidiaries	—	—	—	—
Accumulated translation adjustments in subsidiaries	—	—	—	—
Retained earnings (loss)	—	—	—	—

TOTAL SHAREHOLDERS’ EQUITY	1.191.378	5	1.191.378	5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1.191.378	5	2.047.929	5

The accompanying notes are an integral part of the financial statements

4

Vigor Alimentos S.A

Statements of changes in shareholders’ equity for the period ended on January 20, 2012 and year ended on December 31, 2011

(In thousands of Reais)

	Capital stock	Total

Capital integralization	5	5

BALANCE AS OF DECEMBER 31, 2011	5	5

Capital increase - Investment integralization in Vigor	330.427	330.427
Capital increase - Goodwill integralization in Vigor	860.946	860.946

BALANCE AS OF JANUARY 20, 2012	1.191.378	1.191.378

The accompanying notes are an integral part of the financial statements

5

Vigor Alimentos S.A

Statements of cash flow for the period ended on January 20, 2012 and year ended on December 31, 2011

(In thousands of Reais)

	Company
	January 20, 2012	December 31, 2011
Cash flow from financing activities
Capital increase	—	5

Net cash used in financing activities	—	5

Variance in cash and cash equivalents	—	5
Cash and cash equivalents at the beginning of the year	5	—

Cash and cash equivalents at the end of the year	5	5

The accompanying notes are an integral part of the financial statements

6

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

1	Operating activities

Vigor Alimentos S.A (Companhia) is a corporation which is governed Bylaws and by the applicable legislation, whose corporate purpose is participation in other companies in Brazil or abroad, as a partner or shareholder (holding companies) and management of real property, with the unlimited duration.

The Company is located in the city of São Paulo, and may establish branches, agencies or offices anywhere in the national territory or abroad, where and when the Management deems appropriate.

The Company was established in January 03, 2011.

On January 17, 2012, the parent company JBS S.A. has made capitalization of R$ 1,191,373 in Vigor Alimentos SA, by assignment of investment (R$ 330,427) and goodwill (R$ 860,946) in S.A.Fábrica de Produtos Alimentícios Vigor.

At that time the company became 100% investor in the S.A. Fábrica de Produtos Alimentícios Vigor (“Vigor”), engages in the processing and sale of dairy products in general, milk and milk products and the refining, processing, and sale of oils, vegetable products, instant noodles and yogurt, and holds equity interest in other companies.

The US Food and Drug Administration (FDA) granted permission to the Company to export all its product line to the United States of America.

The indirect subsidiary Dan Vigor is a joint venture between two major dairy: Vigor, traditional food company and an expert on the Brazilian market, JBS subsidiary, the world’s largest refrigerator and Arla Foods, the largest Scandinavian dairy company and one of top ten dairy companies in the world. With the experience and know-how of these two groups, was release Danubio brand, and since 1986 has been dedicated exclusively to the production of cheese and dairy products. Dan Vigor is located in the city of Cruzeiro, State of São Paulo, and holds an area of 10 000 m2. The consolidation is made in proportion to 50%, according to IAS 31/CPC 19 - Interest in joint venture.

2	Elaboration and presentation of financial statements

a. Declaration of conformity (in relation to IFRS and the standards of CPC)

These financial statement includes:

•

The Company’s consolidated financial statements have been prepared for the 20 days ended January 20, 2012, with a consolidation delay of twenty days in respect of its investee S.A. Fábrica de Produtos Alimentícios Vigor as allowed by IAS 27/CPC 36 (R2) - Financial Statements Consolidated, comparative to the year ended December 31, 2011 and are in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) and also in accordance with accounting practices adopted in Brazil (BR GAAP); and

•	The individual financial statements prepared in accordance with accounting practices adopted in Brazil (BR GAAP).

Since there is no difference between the consolidated shareholders’ equity and the consolidated profit/loss attributable to shareholders of Company, further this the individual and consolidated financial statements are presented in a single set side by side.

The Company applied the accounting practices defined in Note 3 for the year ended presented.

Transitional Tax Regime (Regime Tributario Transitório - RTT) - The amounts presented in financial statements as of December 31, 2011 are considering the adoption of the Tax Regime Transition (RTT) by Beef Snacks as allowed by Law n° 11.941/09, which aims to maintain neutrality tax changes in the Brazilian corporate law, introduced by Law n° 11.638/07 and by the Law n° 11.941/09.

The issue of individual and consolidated financial statements were authorized by the Board on January 23, 2012.

b. Function and presentation currency

These consolidated financial statements are presented in reais, which is the Company’s functional currency. All financial information are presented in thousands of reais.

c. Understanding on the preparation of financial statements

The financial statements of December 31, 2011 does not have the complete set of financial statements since at that date there had been only the initial capitalization of the Company as its establishment, is presented only the Balance Sheet.

The financial statement for January 20, 2012 includes the following operations:

•	Controller: Initial capitalization of the Company, and increase of capital through assignment of investment and goodwill in Vigor, the parent company JBS S.A., on January 17, 2012.

•	Consolidated: Consolidated balances sheet of controlled Vigor on December 31, 2011, using the delay of 20 days consolidation.

As there was no equity result in the period, the Company has no movement in its income statement, statement of value added, Statement of comprehensive income and cash flow statement, (which has movement only in 2011, with initial capitalization of R$ 5 thousand dollars by the parent JBS S.A.). presented in thousands of reais.

3	Summary of significant accounting practices

The main accounting practices used in the preparation of these financial statements, as described below, have been consistently applied all over the reported years, unless otherwise stated.

7

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

a) Accounting estimates

In the process of applying the Company’s accounting policies, Management made the following judgments which can eventually have a material impact on the amounts recognized in the financial statements:

•	impairment of non-financial assets;

•	loss on the reduction of recoverable value of taxes;

•	fair value of financial instruments;

•	provision for tax, civil and labor risks;

•	estimated losses on doubtful receivables;

•	useful lives of property, plant and equipment.

The Company reviews estimates and underlying assumptions used in its accounting estimates at least on a quarterly basis. Revisions to accounting estimates are recognized in the financial statements in the period in each the estimates are revised.

The settlement of transactions involving these estimates may result in different amounts due to potential inaccuracies inherent in the process of its determination.

b) Cash and cash equivalents

Cash and cash equivalents include cash balances, banks and financial investments with original maturities of three months or less from the date of the contract.

c) Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business of the Company. If the due date is equivalent to one year or less, the account receivable is classified as current assets. Otherwise, the corresponding amount is classified as noncurrent assets.

Accounts receivable are initially recognized at fair value less any allowance for doubtful accounts when necessary, subsequently measured at amortized cost, less any allowance for doubtful accounts and any provision for impairment when necessary. In practice, are recognized at the invoiced amount, adjusted by any provision of loan losses and provision for possible impairment if there is evidence of reduction in the recoverable amount.

d) Financial instruments

Financial instruments are recognized on the balance sheet only when the Company becomes a party to the contractual provisions of these instruments. A financial asset or liability is initially recognized at fair value, plus transaction costs that are directly attributable to its acquisition or issue.

In case of financial assets and liabilities classified in the category of financial instruments at fair value through profit or loss, transaction costs are directly posted to profit or loss.

Subsequent measurement of financial instruments occurs at each balance sheet date, according to the rules for each category of financial assets and liabilities: (i) assets and liabilities measured at fair value through profit or loss, (ii) held to maturity, (iii) loans and receivables (iv) available for sale.

e) Allowance for doubtful accounts

Allowance for doubtful accounts is recorded in an amount considered sufficient by the management to cover probable losses on accounts receivable. The analyzes are made based on historic loss.

The allowance for doubtful accounts expense was recorded under the caption “Selling Expenses” in the consolidated statement of income. When no additional recovery is expected, the allowance for doubtful accounts is usually reversed against the definitive write-off of the account receivable.

f) Inventories

In accordance with the requirements of IAS 2/CPC 16 - Inventories, the inventories are stated at the lower of the average cost of acquisition or production, and the net realizable value. The cost of inventories is recognized in statement of income when inventories are sold.

g) Investments

In the individual financial statements of the Company, the information of the subsidiaries are measured by the equity method.

Exchange differences on foreign currency investments are recognized in shareholders’ equity in the accumulated translation adjustments.

h) Property, plant and equipment

According to IFRS 1/CPC 37 - First-time adoption of International Financial Reporting Standards - IFRS, an entity may elect to measure an item of PP&E at the date of transition to IFRS at its fair value and use that fair value as its deemed cost at that date.

An item is disposed when of there is no future economic benefits resulting from its continued use. Any gains or losses on sale or disposal of fixed assets are determined by the difference between the amounts received against the book value and are recognized in the income statement.

The estimated useful lives, residual values and depreciation methods are reviewed at the end of the financial statement date and the effect of any changes in estimates are accounted for prospectively.

Due to the change in the Brazilian accounting practice for the full compliance to the convergence with international practices, and the initial adoption of the CPC 27 (IAS 16), the Company had the option of using the concept of deemed cost as provided in the CPC 37 (IFRS 1), and CPC 43, based on this practice, the date of initial adoption of IFRS, the Company opted to use the concept of deemed cost.

i) Intangible assets

Intangible assets are stated at acquisition cost, less amortization. Intangible assets with indefinite useful lives are not amortized but tested for impairment annually.

Impairment of tangible and intangible assets, excluding goodwill

Property, plant and equipment, intangible assets with defined useful life and other assets (current and noncurrent) are tested for impairment, if indications of potential impairment exist. Intangible assets are tested for impairment when an indication of potential impairment exists or on an annual basis, regardless of whether or not there is any indication of impairment, pursuant to IAS 38/CPC 4 - Intangible Assets.

After each year end a review is made of the book value of tangible and intangible assets to determine whether there is some indication that those assets have suffered any impairment. If such indication is indentified, the recoverable amount of the asset is estimated in order to measure the amount of such loss, if any.

8

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

The recoverable amount is the higher amount between fair value less costs to sell and value in use. In evaluation of value in use, the estimated future cash flows are discounted to present value by the discount rate before tax that reflects current market assessment of the time value of money and the specific risks to the asset.

If the recoverable amount of an asset is lower than its carrying value, the asset is reduced to its recoverable amount. The loss on the impairment is recognized immediately in the statement of income and is reversed if there has been a change in the estimates used to determine the recoverable amount. When an impairment loss is subsequently reversed, there is an increase in amount of the asset due to the revised estimate of its recoverable amount, but it does not exceed carrying amount that would have been determined if no loss on the impairment had been recognized for the asset in prior years. Reversal of loss on the impairment is recognized directly in the income statement.

j) Other current and noncurrent assets

Other current and noncurrent assets are stated at cost or realizable value including, if applicable, income earned through the balance sheet date.

k) Trade accounts payable

Correspond to the amounts owed to suppliers in the ordinary course of business of the Company. If the payment period is equivalent to one year or less, suppliers are classified as current. Otherwise, the corresponding amount is classified as noncurrent. When applicable, are added interest, monetary or exchange rate.

l) Income tax and social contribution

Current taxes

Current taxes are computed based on taxable income at tax rates in effect, according to prevailing legislation.

Deferred taxes

Income tax and social contribution (deferred tax) are calculated on the temporary differences between the tax bases of assets and liabilities and their carrying amounts. Deferred tax is determined using tax rates enacted and expected to be applied when the deferred tax assets are realized or when the income tax and social contribution tax liabilities are settled.

Deferred tax assets are recognized only in proportion to the expectation or likelihood that future taxable income will be available against which the temporary differences, tax losses and tax credits can be used.

Deferred tax assets and liabilities are offset if there is a legal right to offset current tax assets and liabilities, and they are related to income taxes levied by the same taxation authority on the same taxable entity.

m) Current and noncurrent liabilities

Current and noncurrent liabilities are stated at known or estimated amounts, including, if applicable, charges and monetary or exchange rate variations.

n) Contingent assets and liabilities

According to IAS 37/CPC 25 - Provisions, Contingent Liabilities and Contingent Assets, contingent assets are recognized only when their realization is “virtually certain”, based on favorable final judicial decision. Contingent assets are disclosed where an inflow of economic benefits is probable.

Contingent liabilities are accrued when losses are probable and the amounts can be estimated reliably. Contingent liabilities classified as possible are only disclosed and contingent liabilities classified as remote are neither accrued nor disclosed.

o) Loans and financing

Loans and financing are initially recognized at fair value, net of transaction costs, and subsequently re-measured to amortized cost, which are the costs plus charges, interest and monetary and exchange variations established in contracts and incurred through the balance sheet date, as stated in note 13.

p) Adjustment of assets and liabilities to present value

As provided under IFRS, the Company presents, when applicable, assets and liabilities at present value, according to CPC 12 - Adjustment to present value. The long-term assets and liabilities are adjusted to present value, but the adjustment on the short-term balances occurs only when the fact is considered material in relation to the consolidated financial statements.

In the present value calculation adjustment the Company considered the following assumptions: (i) the amount to be discounted; (ii) the dates of realization and settlement; and (iii) the discount rate.

The discount rate assumption relies on current market valuations as to time value of money and specific risks for each asset and liability.

q) Consolidation

Consolidated financial statements include individual financial statements of the Company, its subsidiaries and joint controlled entities (proportionally consolidated). Control is obtained when the Company has the power to control financial and operating policies of an entity so as to obtain benefits from its activities.

When necessary, the financial statements of subsidiaries are adjusted according to the accounting policies established by the Company.

All transactions, balances, income and expenses between the Company, its subsidiaries and joint controlled entities (proportionally consolidated) are eliminated in the consolidated financial statements.

The financial statements of the foreign subsidiaries are originally prepared in the currency of the country in which they are located and, subsequently, are converted into IFRS and Brazilian reais using the exchange rate in effect at the balance sheet date for assets and liabilities, the historical exchange rate for changes in shareholders’ equity and the average exchange rate for the period for income and expenses when it is appropriate. Exchange gains and losses are recognized in shareholders’ equity under the caption “accumulated translation adjustments” in accordance with IAS 21/CPC 2 - The effects of changes in foreign exchange rates.

r) Foreign currency translation

Function and presentation currency

Transactions in foreign currencies are translated to the respective functional currencies of the Company entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortized cost in foreign currency translated at the exchange rate at the end of the reporting period.

9

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

The items of the financial statements of the subsidiary are measured using the currency of the primary economic environment in which the its subsidiary operate (“functional currency”), being translated to Brazilian Real at the corresponding exchange rate of the reporting period for assets and liabilities, the historical rate for equity and the exchange rate at date of the relevant transactions, when it is appropriate we use the average exchange rate of the period of the period for the income statement. With the exchange rate effects recognized in other comprehensive income within equity.

s) Statements of Cash flow

The statements of cash flows have been prepared by the indirect method in accordance with the instructions contained in IAS 7/CPC 3 - Statement of Cash Flows.

t) New IFRS, amendments and interpretations issued by IASB applicable to the consolidated financial statements

New accounting pronouncements from the IASB and IFRIC interpretations have been published and / or reviewed and have the optional adoption in December 31, 2011. The Management assessed the impact of these new pronouncements and interpretations and does not anticipate that its adoption will lead to a significant impact on the annual information of the Company and its subsidiary in the year of initial application. The mains pronouncements and interpretations are presented as follows:

Not yet effective:

•

IFRS 9 Financial Instruments – Classification and measurement - It reflects the first phase of the IASBs work on the replacement of IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a simplified approach to determine whether a financial asset is measured at amortized cost or fair value, based on the manner in which an entity manages its financial instruments (business model) and the typical contractual cash flow of financial assets. The standard also requires the adoption of only one method for determining losses in recoverable value of assets. The standard is effective for annual periods beginning on or after 1 January 2015. The Company will quantify the effect in conjunction with the other phases, when issued, to present a comprehensive picture.

•

IFRS 10 Consolidated Financial Statements - IFRS 10 as issued establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 replaces the consolidation requirements in SIC-12 Consolidation—Special Purpose Entities and IAS 27 Consolidated and Separate Financial Statements and is effective for annual periods beginning on or after January 1, 2013. Early application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 10.

•

IFRS 11 Joint Arrangements - IFRS 11 provides for a more realistic reflection of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form. The standard addresses inconsistencies in the reporting of joint arrangements by requiring a single method to account for interests in jointly controlled entities. IFRS 13 supersedes IAS 31 Interests in Joint Ventures and SIC-13 Jointly Controlled Entities - Non-Monetary Contributions by Ventures, and is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 11.

•

IFRS 12 Disclosures of Interests in Other Entities - IFRS 12 is a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiary, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing impacts on its disclosures arising from the adoption of IFRS 12.

•

IFRS 13 Fair Value Measurement - IFRS 13 establishes new requirements on how to measure fair value and the related disclosures for IFRSs and US generally accepted accounting principles. The standard is effective for annual periods beginning on or after 1 January 2013. Earlier application is permitted. The Company is currently analyzing any possible effects arising from the adoption of IFRS 13.

•

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine - IFRIC 20 deals with issues concerning the recognition of production stripping costs as an asset; initial measurement of the assets of removal activity, and subsequent measurement of the assets of removal activity. The effect for financial years beginning on / or after January 1, 2013.

Other improvements to IFRS:

•	IFRS 7 – Financial instrument: Disclosures (annual periods beginning on or after 1 July 2011)

•	IAS 1 – Presentation of Items of Other Comprehensive Income (annual periods beginning on or after 1 July 2012)

•	IAS 12 – Deferred Tax: Recovery of Underlying Assets (annual periods beginning on or after 1 January 2012)

•	IAS 19 – Employee benefits (annual periods beginning on or after 1 January 2013)

•	IAS 27 – Consolidated and Separate Financial Statements (annual periods beginning on or after 1 January 2013)

•	IAS 28 – Investments in associates (annual periods beginning on or after 1 January 2013)

The Accounting Pronouncement Committee (CPC) has not yet issued these standards or amendments equivalent to the IFRS mentioned above. The Company does not expect material effects on its financial statements from these new standards.

10

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

4	Cash and cash equivalents

Cash, bank accounts and short-term investments are the items of the balance sheet presented in the statements of the cash flows as cash and cash equivalents and are described as below:

	Company		Consolidated
	January 20, 2012	December 31, 2011	January 20, 2012	December 31, 2011
Cash and bank deposits	5	5	61.847	5
CDB-DI (bank certificates of deposit)	—	—	127.581	—
LCA-DI (Agribusiness Letters of Credit)	—	—	130.243	—
Convertible notes	—	—	2.014	—

	5	5	321.685	5

CDB-DI (bank certificates of deposit) and LCA (Agribusiness Letters of Credit), are held by financial institutions, with floating-rate and yield an average of 95% and 105% of the variation of the interbank deposit certificate (Certificado de Deposito Interbancario - CDI).

5	Trade accounts receivable, net

	Consolidated
	January 20, 2012	December 31, 2011
Receivables not yet due	133.909	—

Overdue receivables:
From 1 to 30 days	12.590	—
From 31 to 60 days	703	—
From 61 to 90 days	574	—
Above 90 days	4.569	—
Allowance for doubtful accounts	(3.277)	—

	15.159	—

	149.068	—

6	Inventories

	Consolidated
	January 20, 2012	December 31, 2011

Finished products	30.608	—
Work in process	23.614	—
Raw materials	47.506	—
Warehouse spare parts	9.678	—

	111.406	—

7	Recoverable taxes

	Consolidated
	January 20, 2012	December 31, 2011
Value-added tax on sales and services (ICMS / IVA / VAT)	5.370	—
Excise tax - IPI	160	—
PIS and COFINS	103.838	—
Income tax withheld at source - IRRF	164	—
Other	2.317	—

	111.849	—

Current and Long-term:
Current	111.683	—
Non-current	166	—

	111.849	—

Value-added tax on sales and services (ICMS / IVA / VAT)

Recoverable ICMS refers to excess of credits derived from purchases of raw materials, packaging and other materials over tax charges due on domestic sales.

11

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

PIS and COFINS (social contribution on net income)

Refers to non-cumulative PIS and COFINS credits arising from purchases of raw materials, packaging and other materials used in the products sold in the foreign market. The company has honed credit balance of such taxes due to tax rate to zero in some lines of products such as milk, yogurt and cheeses under the provisions introduced by Law No. 11.196/05 and No. 11.488/07.

IRPJ/CSSL/IRRF (withholding income tax)

Refers to withholding income tax levied on short-term investments and a negative balance of compensate income tax calculated in previous years.

8	Related parties transactions

Mutual contracts between related parties registered on the balance sheet of Vigor as credits and debits with related parties at December 31, 2011:

2011
Consolidated	Currency	Maturity	Annual rate	Mutual contracts
JBS S.A.	R$	Dec 31, 2012	CDI + interest of 12%	—

—

Investments between related parties:

				2011
Consolidated	Currency	Maturity	Annual rate	Investments
Banco Original S/A (Matone)	R$	June 20, 2012	100% CDI	119.756
Banco Original do Agronegócio S/A	R$	June 20, 2012	100% CDI	130.243

				249.999

Trade accounts receivable and trade accounts payable between related parties recorded on the balance sheet are as follows:

	2011
Consolidated	Trade accounts receivable	Trade accounts payable
JBS S.A.	1.522	(14.721)

	1.522	(14.721)

No allowance for doubtful accounts or bad debts expenses relating to related-party transactions were recorded for the year ended on December 31, 2011.

9	Investments in subsidiary

	Company
	2011	2010
Investments in subsidiaries	330.427	—

	330.427	—

Relevant information about subsidiary in period ended on January 20, 2012

January 20, 2012	Number of shares (Thousands)	Participation	Capital stock	Shareholders’ equity	Net income (loss)
S.A FÁBRICA DE PRODUTOS ALIMENTÍCIOS VIGOR	1.898	100,00%	354.031	330.427	(7.579)

	December 31, 2011	Assignment of investment	January 20, 2012
S.A FÁBRICA DE PRODUTOS ALIMENTÍCIOS VIGOR	—	330.427	330.427

Total	—	330.427	330.427

12

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

10	Property, plant and equipment, net

			Net
Consolidated	Cost	Accumulated depreciation	January 20, 2012	December 31, 2011
Buildings	249.829	(83.813)	166.016	—
Land	129.278	—	129.278	—
Machinery and equipment	233.684	(137.384)	96.300	—
Facilities	59.633	(34.169)	25.464	—
Computer equipment	7.074	(5.898)	1.176	—
Vehicles	5.241	(4.921)	320	—
Construction in progress	1.015	—	1.015	—
Other	5.969	(3.476)	2.493	—

	691.723	(269.661)	422.062	—

Changes in property, plant and equipment	December 31, 2011	Additions due to Assignment of investment	January 20, 2012
Buildings	—	166.016	166.016
Land	—	129.278	129.278
Machinery and equipment	—	96.300	96.300
Facilities	—	25.464	25.464
Computer equipment	—	1.176	1.176
Vehicles	—	320	320
Construction in progress	—	1.015	1.015
Other	—	2.493	2.493

	—	422.062	422.062

According to IAS 16/CPC 27 - Fixed Assets, the Company made a review of the useful lives of fixed assets, resulting in different rates of depreciation for each asset, which hinders the disclosure of annual depreciation rate for each group of assets. Because of the above, annually is calculated, for the purpose of disclosure and to provide additional information to readers, the calculation of the weighted average depreciation rates of assets that make up each group.

Average annual depreciation rates as of December 31, 2011 Consolidated
Buildings	1,73%
Land	—
Machinery and equipment	2,44%
Facilities	5,48%
Computer equipment	6,52%
Vehicles	2,61%
Other	3,73%

Impairment test of assets

In compliance with the requirements of IAS 36/CPC 01 - Presentation of financial statement, the Company performed the annual impairment test of the tangible and intangible assets, which were estimated based on the values in use of its various cash-generating units using the discounted cash flow, and showed that the estimated market value is higher than the net book value at the valuation date and, during the year there was no evidence of loss of value of individual assets or group of relevant assets.

11	Intangible

	Company		Consolidated
	January 20, 2012	December 31, 2011	January 20, 2012	December 31, 2011
Goodwill	860.946	—	862.405	—
Trademarks	—	—	3.192	—
Software’s	—	—	737	—

	860.946	—	866.334	—

13

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

Changes in Intangible assets

	December 31, 2011	Additions due to Assignment of investment	January 20, 2012
Company	—	860.946	860.946
Consolidated	—	866.334	866.334

Goodwill

In the Company refers to assignment of goodwill in S.A Fabrica de Produtos Alimentícios Vigor for capitalization in the Company, in the amount of R$ 860.946.

In the year of 2008, Vigor acquired a 100% interest in Latícinios Serrabella Ltda, with goodwill of R$ 1,481, based on expected future earnings of the acquired business, which will be paid over a period of 5 years. Goodwill amortized as of December 31, 2008 is R$ 22.

In Vigor, In accordance with CVM Decision No. 565, dated December 17, 2008, and CVM Decision No. 553, dated November 12, 2008, since January 1, 2009 the Company has adopted the criteria of not amortizing goodwill based upon expected future earnings, which is in line with IFRS 3/CPC 15 - Business combination. It should be noted that intangible assets with indefinite useful lives can no longer be amortized according to deliberations and Brazilian accounting practices - IAS 36/CPC 01-Impairment of Assets, thus the “Goodwill arising from expected future profitability,” for accounting purposes, which is not amortized, is subject to annual test for impairment (impairment test) to meet the IAS 36/CPC 01-Impairment of Assets.

Impairment test of goodwill

On January 20, 2012 the Company tested the recovery of the goodwill using the concept of “value in use” through models of discounted cash flow, representing the group of tangible and intangible assets used in the development and sale of products to its customers.

The process of determining the value in use involves the use of assumptions, judgments and estimates about cash flows, such as rates of revenue growth, costs and expenses, estimates of investment, working capital and discount rates. The assumptions about growth projections, cash flow and future cash flows are based on Management’s best estimates, as well as comparable information from market, economic conditions that will exist during the economic life of the group of assets that provides the generation of the cash flows. The future cash flows were discounted based on the representative rate of the cost of capital (WACC).

Consistent with the techniques of economic evaluation, assessment of the value in use is effected for a period of 10 years. The Management judged appropriate to use the period of 10 years based on their past experience in designing accurately projected cash flows. This understanding is in accordance with paragraph 35 of IAS 36/CPC 01 (R) - Impairment of Assets.

The growth rates used on these projections for the 10 years period ranged from 3.5% to 5.5% per annum in nominal terms. The estimated future cash flows were discounted at discount rates ranging from 9.9% to 11.7% per year, also in nominal terms. The principal assumptions used in estimating the value in use are as follows:

•	Sales Revenue - Revenues are projected from 2012 to 2016 considering the growth in volume of different products of Cash Generating Units.

•

Operating costs and expenses - The costs and expenses were projected accordance with historical performance of the Company and, with the historical growth in revenues. In addition, we considered efficiency gains derived from business combinations of synergies and process improvements.

•	Capital investment - Investment in capital goods were estimated considering the maintenance of existing infrastructure and expectations required to enable the supply of products.

The key assumptions were based on historical performance of the Company and reasonable macroeconomic assumptions reasoned basis on projections of the financial market, documented and approved by management.

Based on the annual test for impairment of the Company’s intangible assets, prepared based on the projections made on the financial statements of December 31, 2011, growth prospects and then follow the projections and results of operations, there were no indications of possible losses or losses, as the estimated market value is higher than the carrying amount at the valuation date.

12	Trade accounts payable

	Consolidated
Domestic market	January 20, 2012	December 31, 2011

Materials and services	104.002	—
Finished products	4.691	—

	108.693	—

14

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

13	Loans and financings

Current

			Consolidated
Type		Average annual rate of interest and commissions	January 20, 2012	December 31, 2011
National Currency

BNDES_Aut.	BNDES	Interest of 11.44%	92.495	—
NCI	BRASIL	CDI a 125%	—	—
C_GIRO	BRASIL	Interest of 11.25%	6.758	—
EGF	SANTANDER	Interest of 6.75%	30.351	—
FCO	BRASIL	Interest of 10%	750	—
Finame_TJ	ITAÚ	Interest of 10%	—	—
Finame	BRADESCO	Interest of 8.7%	152	—

			130.506	—

Foreign currency

BOND	NEW YORK MELLON	Exchange variation and interest of 10.25%	6.121	—

			6.121	—

			136.627	—

Non Current

			Consolidated
Type		Average annual rate of interest and commissions	January 20, 2012	December 31, 2011
National Currency

BNDES_Aut.	BNDES	Interest of 11.44%	—	—
C_GIRO	BRASIL	Interest of 11.25%	—	—
FCO	BRASIL	Interest of 10%	1.043	—
Finame	BRADESCO	Interest of 8.7%	1.172	—

			2.215	—

Foreign currency

BOND	NEW YORK MELLON	Exchange variation and interest of 10.25%	187.580	—

			187.580	—

			189.795	—

Breakdown:
Current liabilities			136.627	—
Non current liabilities			189.795	—

			326.422	—

	Consolidated
Maturities of long-term debt are as follows:	January 20, 2012	December 31, 2011

2013	1.063	—
2014	634	—
2015	327	—
2016	191	—
2017	187.580	—

	189.795	—

The 2017 Vigor Notes signed with Dresdner Bank is subject to restrictive covenants in accordance with market practices, which set out certain obligations as well as usual, that the maintenance of the coverage limit between debt/ EBITDA (“Earnings Before Interests, Taxes, Depreciation and Amortization”) does not exceed 4.75. On December 31, 2011 and January 20, 2011, the Company is defaulting to all clauses.

The Company’s most significant fundraising operations refer to working capital loans, where there are no physical and/or specific guarantees, they are guaranteed by the Company itself and its parent company.

15

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

Specifically in cases of financing and lease of vehicles, the financing agreements are guaranteed by the assets subject matter of the financing.

Vigor notes 2017 - The Company issued the 2017 Vigor Notes, in an aggregate principal amount of US$100.0 million, on February 23, 2007. Interest on the 2017 Vigor Notes accrues at a rate of 10.25% per annum and is payable semi-annually in arrears on February 23 and August 23 of each year, beginning on August 23, 2007. The principal amount of the 2017 Vigor Notes will be paid fully on February 23, 2017.

On September 24, 2010, JBS (holding) successfully concluded a consent solicitation relating to the 2017 Vigor Notes. The consent solicitation (i) amended certain provisions in the indenture governing the 2017 Vigor Notes to conform the provisions to the indenture governing JBS S.A.’s Notes 2018 and (ii) amend the definitions of “Change of Control” and “Permitted Holders” (among others) in the Indenture to substantially conform such definitions to the corresponding definitions set forth in JBS S.A.’s Notes 2018; and (iii) provide for the ability of Vigor (or its successors) to be substituted as the issuer of the Notes, upon the satisfaction of certain conditions.

Covenants. The indenture to the 2017 Vigor Notes contains customary negative covenants that limit the Company’s ability, among other things:

•	incurring additional debt if the net debt/EBITDA ratio is higher than a determined index;

•	incurring liens;

•	paying dividends or making certain payments to shareholders;

•	permit restrictions on dividends and other restricted payments by restricted subsidiary

•	selling or disposing of assets;

•	having certain transactions with related parties;

•	executing lease transactions with repurchase option (sale/leaseback);

•	changing the company’s control without making a purchase offer on Vigor Notes 2017.

The indenture governing the 2017 Vigor Notes restricts the Company from incurring any debt (subject to certain permitted exceptions), unless on the date of such incurrence, our pro forma net debt to EBITDA ratio is less than 4.75/1.0, each as defined and calculated in the indenture governing the 2017 Vigor Notes.

Furthermore, the indenture governing the 2017 Vigor Notes restricts our ability to declare or pay any dividend or make any distribution on securities issued by us (excluding convertible or exchangeable debt instruments), in the event (1) that an event of default has occurred and continues under the 2017 Vigor Notes; (2) we can incur at least US$1.00 of debt under the terms of the net debt to EBITDA ratio test; and (3) the total value to be paid does not exceed 50% of the accrued net income in a certain year or when in a determined year where there is loss, reduced 100% of the loss.

Events of default. The indenture also contains customary events of default, including for failure to perform or observe terms, covenants or other agreements in the indenture, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiary, and certain events related to bankruptcy and insolvency matters. If an event of default occurs, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare such principal and accrued interest on the notes to be immediately due and payable.

The company is defaulting to all clauses

14	Payroll, social charges and tax obligation

	Consolidated
	January 20, 2012	December 31, 2011

Payroll and related social charges	6.399	—
Accrual for labor liabilities	12.081	—
Withholding income taxes	749	—
Withholding social contribution taxes	10	—
ICMS / VAT tax payable	7.141	—
PIS/ COFINS tax payable	89	—
Taxes in installments (Law 11941/2009) (a)	271.762	—
Others	1.158	—

	299.389	—

Breakdown:
Current liabilities	43.771	—
Non current liabilities	255.618	—

	299.389	—

a) Installment debts Law 11941 of 27/05/2009

In November 2009, Vigor joined the installment debts referred in Law No. 11.941 of May 27, 2009, and has the option to settle the penalties and default interest amounts, including those related to debts of the Debt Union (Dívida Ativa da União) using the credits arising from tax loss and negative basis of the Social Contribution (CSLL).

16

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

The minimum installment due from the Outstanding Installment (Parcelamento Excepcional) described in the article 1 and 8 of MP No. 303/06 is equivalent to 85% of the installment due payable in the month of November/2009 and R$100.00 for the other debts of the corporation, which will expire on the last day of each month. The term was split in 161 installments.

The first installment was paid in the month it was submitted an application for accession, having an effect in the corresponding requirements formulated with the first installment in an amount not less than the described in the Act.

The amount of each installment will incurred interest corresponding to the variation of the Selic rate.

Computed the benefits paid during the term of PAEX, the debts that make up the remaining balances of installment payments will be reinstated to the date of application for subdivision, with the legal charges due at the time of occurrence of the respective taxable events, the computed interest rate cuts, fines and legal charges, as well as the settlement of claims with interest and penalties resulting from tax losses and negative basis of social contribution (CSLL).

On the amount of tax claims, the Company has compensated anticipations of R$ 3.058 made between the years 2009 to 2011 regarding minimum anticipated to join the subdivision according to the law 11.941/2009.

Changes in Taxes in installments	IRS - Internal Revenue Service	Social Security	Total

Total on December 31, 2009	304.199	1.222	305.421

Interest	18.781	34	18.815
Anticipation	(1.769)	(650)	(2.419)

Total on December 31, 2010	321.211	606	321.817

Anticipation	(464)	(175)	(639)
Tax losses and negative basis social contribution compensation	(62.263)	(19)	(62.282)
Interest	22.436	31	22.467
Payments	(9.199)	(402)	(9.601)

Total on December 31, 2011	271.721	41	271.762

15	Provision for contingencies

Vigor is parties to ongoing legal proceedings involving labors, tax, and civil matters, which represent contingent liabilities. The proceedings are in the administrative defense stage and/or in progress in courts of law.

Based on the opinion of internal and external legal counselors, the Management of the Company and its controlled company maintain an adequate provision for contingencies to cover potential losses which might arise from unfavorable final outcome of the legal proceedings, as shown below:

	Consolidated
	January 20, 2012	December 31, 2011
Labor	3.126	—
Civil	517	—
Tax	51.915	—

Total	55.558	—

Changes in Contingencies	December 31, 2011	Additions due to Assignment of investment	January 20, 2012
Consolidated	—	55.558	55.558

Labor claims

Refer to several labor claims filed by former employees. A provision was recorded by the Company for these labor claims based on an estimate of losses made by legal counselors and approved by the Management of the Company and Vigor.

Civil proceedings

Refer to several civil claims that were accrued by the Company based on an estimate of loss prepared by legal counsel and approved by the Company and Vigor.

Tax proceedings

(I) Refers to the tax debts related to IRPJ levied on effects of monetary adjustment introduced by Law No. 8200/91, and challenge of the monetary adjustment indices arising from the economic plan called “Summer Plan” , on the total amount provisioned of R$ 4,026

(II) PIS – the following items were challenged: (a) constitutionality of the tax established by Supplementary Law No. 7/70; (b) tax levied on other operating revenues in accordance with Law No. 9718/98; and (c) offset of amounts owed against public debt securities, on the total amount provisioned of R$6,334.

(III) COFINS – the following items were challenged: (a) increase in tax rate from 2% to 3% in accordance with Law No. 9718/98 – challenged until July 2003; and (b) offset of amounts owed against public debt securities, on the total amount provisioned of R$ 41,555.

17

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

Other

On December 31, 2011, Vigor had other ongoing civil, labor and tax proceedings, on the approximately amounting of R$ 31 whose materialization, according to the evaluation of legal advisors, it is possible to loss, but not probable, for which the Company’s management does not consider necessary to set a provision for possible loss, in line with the requirements of IAS 37/CPC 25 - Provisions, Contingent Liabilities and Contingent Assets.

16	Income taxes

Income tax and social contribution are recorded based on taxable profit in accordance with the laws and applicable rates. Income tax and social contribution-assets are recognized on temporary differences. Income tax and social contribution tax-liabilities were recorded on the revaluation reserves established by the Company and on temporary differences.

Deferred income tax and social contribution in the balance sheet	Consolidated
	January 20, 2012	December 31, 2011
Assets:

• Tax losses, negative basis social contribution and temporary differences	723	—

Liabilities:
• Tax losses, negative basis social contribution and temporary differences	(2.604)	—

• Valuation adjustments to shareholders’ equity	(46.586)	—

Net	(48.467)	—

Deferred income taxes

Deferred income taxes is generated by temporary differences at balance sheet date between the taxable basis of assets and liabilities and its accounting amounts. Deferred taxes liability are recognized for all temporary tax differences, except:

•

When the deferred tax liability arises from initial recognition of goodwill, or when the deferred tax asset or liability asset from the initial recognition of an asset or liability in a transaction that is not a business combination and, on the transaction date, does not affect the accounting net income or taxable profit or fiscal loss,

•

When taxable temporary differences related to investments in subsidiaries, can be controlled and it is probable that the temporary differences will not be reversed in the foreseeable future. Deferred tax assets are recognized for all deductible temporary differences, credits and tax losses that are not utilized, to the extent the probability that taxable profit will be available for the deductible temporary differences can be held, and credits and unused tax losses can be used, except:

•

on the deductible temporary differences associated with investments in subsidiary, when it is not probable that the temporary difference will reverse in the foreseeable future and that taxable profit will be available for the temporary differences can be utilized.

17	Shareholders’ equity

a) Capital Stock

On January 3, 2011 the Extraordinary General Meeting approved the constitution of the Vigor Alimentos S.A which also shareholders approved the election of the first members of the Board of Directors of the Company.

According to Article 5 of the Bylaws of the Vigor Alimentos S.A capital stock is R$ 5,000.00 (five thousand reais), split into 5,000 (five thousand) common shares, nominative, without par value.

On January 17, 2012, the parent company JBS S.A. has made capitalization of R$ 1,191,373 in Vigor Alimentos S.A by assignment of investment R$ 330,427) and goodwill (R$ 860,946) in S.A.Fábrica de Produtos Alimentícios Vigor.

18	Insurance coverage

As of December 31, 2011, Vigor had insurance coverage in amounts considered sufficient to cover eventual losses. This coverage includes all types of casualties.

The assumptions of risk taken, by their nature, are not part of the scope of a quarterly review, therefore, were not reviewed by independent auditors

19	Risk management and financial instruments

The Vigor operations are exposed to market risks arising from their operations, mainly related to possible changes in exchange rates, interest rates, commodity prices, credit risks and liquidity risk

a) Management risk policy

Risk management is basically corporative, being applied and monitored on a global level, by JBS S.A.

The Company has a formal risk administration policy, controlled by the administration treasury department that uses control instruments through appropriate systems and qualified professionals in risk measurement, analysis and administration that make possible the reduction of the daily risk exposure. This policy is permanently monitored by the financial committee and for Directors of the JBS S.A. that have the responsibility of the strategy definition to the risk administration, determining the position limits and exhibition. Additionally, operations with speculative financial instruments character are not allowed.

18

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

b) Interest rate risk

The risk of interest rate on short term investments, loans and financing is reduced by the strategy of equalization of the rates contracted to CDI through forward contracts on the Stock Exchange. The parameters for coverage take into consideration the relevance of the net exposure, based on amounts, terms and interest rates compared to the CDI.

Exposure to CDI rate:	December 31, 2011	December 31, 2010

NCI	—	—
Working capital	127.581	—
Financial investments	130.243	—

Total	257.824	—

c) Exchange variation risks

The risk of exchange rate variation on loans, financing, trade accounts receivable in foreign currency from exports, inventories and any other payables denominated in foreign currency, in relation to its subsidiary’s functional currency.

Bellow are presented the assets and liabilities of Vigor exposed to exchange rate variation risks that are subject to derivative instruments, as well as the effects of such accounts in the income statements for the year ended on December 31, 2011.

EXPOSURE	2011
OPERATING
Accounts receivable - US$	4.528
Accounts receivable Northern - US$	8.149

Subtotal	12.677

FINANCIAL
Loans and financings - US$	(193.701)

Subtotal	(193.701)

TOTAL	(181.024)

The changes in foreign rates can impact in losses to the Company, due to possible assets decrease or increase in the liabilities. The mainly exposure that the Company is subjected, related to exchange variation, refers to US dollars, Euros and Pounds variations against Brazilian reais.

d) Credit risks

Vigor is potentially subject to credit risks related to accounts receivable. The Strategies to reduce the credit risk is based on the spread of portfolio, not having customers or business group representing over 10% of consolidated sales, credit-related financial ratios and operational health, credit limits, detailed analysis of the financial ability of customers through own federal tax number, affiliates companies and partners federal tax number, and through consult with the agencies of information and constant monitoring of customers.

Vigor limits its exposure to credit risk by customer and market, through its department of credit analysis and portfolio management clients. Thus, Vigor seeks to reduce the economic exposure to a particular customer and/or market that may represent significant losses to Vigor in the event contractual default or implementation of sanitary or trade barrier in countries to which it exports. The market risk exposure is monitored by the Credit Committee of Vigor that meets regularly with the commercial areas for analysis and control of the portfolio. Historically, there were no significant losses on its accounts receivables.

The parameters used are based on the daily flows of information monitoring operations that identify additional purchase volumes in the market, eventual contracts default, bad checks, and protests or lawsuits against their customers. Internal controls include the assignment of credit limits and configuration status granted to each individual client and automatic lock-billing in the event of default, timeouts or occurrence of restrictive information.

e) Liquidity Risk

Liquidity risk arises from the management of working capital of the Company and its subsidiaries and amortization of financing costs and principal of the debt instruments. It is the risk that the Company and its subsidiaries will find difficulty in meeting their financial obligations falling due.

Vigor manage its capital based on parameters optimization of capital structure with a focus on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Management of Vigor’s liquidity is done taking into account mainly the immediate liquidity indicator modified, represented by the level of cash plus investments divided by short-term debt.

Based on the analysis of these indicators, the management of working capital has been defined to maintain the natural leverage of the Company and its subsidiaries at levels equal to or less than the leverage ratio that we want to achieve.

The index of liquidity and leverage consolidated are shown below:

	January 20, 2012	December 31, 2011
Cash and cash equivalents	321.685	5
Loans and financings - Current	136.627	—

Liquidity indicator changed	2,35	—

19

Vigor Alimentos S.A

Notes to the financial statements for the period ended on January 20, 2012 and year ended on December 31, 2011

(in thousands of Reais)

January 20, 2012	Less than 1 year	Between 1 and 2 years	Between 3 and 5 years	More than 5 years	Fair Value
Trade accounts payable	108.693	—	—	—	108.693
Loans and Financings	136.627	1.063	1.152	187.580	326.422

TOTAL	245.320	1.063	1.152	187.580	435.115

f) Estimated market values

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement.

g) Fair value of financial instruments

The assets and liabilities are represented in the financial statements at cost and their appropriations of revenues and expenses are accounted for in accordance with its expected realization or settlement.

In accordance with IFRS 7/CPC 40 - Financial instruments, Vigor classify the measuring of fair value in accordance with the hierarchical levels that reflects the significance of the indices used in this measurement, as the following levels:

Level 1: Prices quoted in active markets (unadjusted) for identical assets and liabilities;

Level 2 - Additional information available, except those of Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly, as valuation techniques that use data from active markets.

Level 3 - The indices used for calculation are not derived from an active market. The Company and its subsidiaries do not have this level of measurement instrument.

Find below, the comparison between accounting records and the respective fair values:

	Consolidated	January 20, 2012		December 31, 2011
		Book Value	Fair Value	Book Value	Fair Value
(i)	Cash and banks	61.847	61.847	5	5
(iii)	Financial investments	259.838	259.838	—	—
(iii)	Related parties	—	—	—	—
(iii)	Trade accounts receivable	149.068	149.068	—	—

	Total financial assets	470.753	470.753	5	5

(iii)	Trade accounts payable	108.693	108.693	—	—
(iii)	Loans and financings	326.422	326.422	—	—

	Total financial liabilities	435.115	435.115	—	—

		35.638	35.638	5	5

Classification by financial instrument categories

(i) Financial assets and Liabilities measured at fair value through income

(ii) Held to maturity

(iii) Loans and receivables

(iv) Available for sale

h) Sensibility analysis

The Company has no income in the period ended January 20, 2012, thus the sensibility analysis not apply.

Gilberto Meirelles Xando Baptista

Chief Executive Officer

RG no 9.980.310-0 SSP/SP

Marcelo Fernandes

Accountant CRC: 01SP190.010/O-6

* * * * *

20

Additional Information for U.S. Shareholders of JBS S.A. (“JBS”):

Exchange Offer of JBS Shares for Vigor Alimentos S.A. (“Vigor”) Shares

This communication contains information with respect to the proposed exchange offer (oferta pública voluntária de permuta de ações) (“Exchange Offer”) under Brazilian law of JBS shares for Vigor shares. JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “will”, “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made.